Exhibit 99.1

SouthWest Water Company Delays Filing First Quarter 2009 Form 10-Q

Provides Update on Restatement Process

LOS ANGELES--(BUSINESS WIRE)--May 11, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today said it will file a Form 12b-25 with the Securities and Exchange Commission (SEC) indicating that it will not be able to file its quarterly report on Form 10-Q for the period ending March 31, 2009 by May 18, 2009, the extended due date of the filing.

The delay in filing 2009 first quarter results is due to the previously announced restatement of prior period financial results after management discovered certain errors. The company expects to file its first quarter 2009 results as soon as practical after it completes the restatement of prior period statements and files its Form 10-K for the year ended December 31, 2008 and Form 10Q for the quarter ended September 30, 2008.

Separately, SouthWest Water noted that Nasdaq Staff had previously granted an extension until May 11, 2009 for the company to regain compliance by filing all of its delinquent filings. As a result of missing that date, the company expects to receive notice from Nasdaq of the commencement of delisting procedures and intends to follow the Nasdaq established process of requesting a hearing with Nasdaq’s Listing Panel to ask for a further extension.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to the anticipated timing of SEC filings, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to unexpected developments discovered in the process of the expanded review of the financial statements and other factors. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
213-929-1846
www.swwc.com